Exhibit 2.1(b)
FIRST AMENDMENT
TO
AGREEMENT AND PLAN OF MERGER
     This First Amendment to Agreement and Plan of Merger (this “Amendment”) is dated to be effective as of the 6th day of February, 2007, by and between Park National Corporation, an Ohio corporation (“Park”), and Vision Bancshares, Inc., an Alabama corporation (“Vision Bancshares”).
WITNESSETH
     WHEREAS, Park and Vision Bancshares entered into that certain Agreement and Plan of Merger dated to be effective as of September 14, 2006 (the “Agreement”); and
     WHEREAS, Park and Vision Bancshares desire to amend Sections 6.15(a) and 6.15(b) of the Agreement in order to clarify the provisions governing indemnification and directors’ and officers’ liability insurance; and
     WHEREAS, pursuant to Section 9.02 of the Agreement, the Agreement may be amended by an agreement in writing between Park and Vision Bancshares;
     NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows, intending to be legally bound hereby:
     1. Amendment to Section 6.15(a). Park and Vision Bancshares hereby amend the Agreement by deleting the first sentence of Section 6.15(a) of the Agreement in its entirety and by substituting therefor the following:
     (a) Indemnity by Park. Following the Effective Date, Park shall indemnify, defend and hold harmless all Directors, Officers and Employees of Vision Bancshares and its Subsidiaries (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions or alleged actions or omissions in the course of the Indemnified Party’s duties as a director, officer or employee of Vision Bancshares or one of its Subsidiaries occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that Vision Bancshares is permitted to indemnify (and advance expenses to) its directors, officers and employees under the Laws of the States of Alabama and, as appropriate, Florida, and consistent with the terms and conditions of the Vision Bancshares Articles and the Vision Bancshares Bylaws as in effect on September 14, 2006; provided, however, that any such indemnification shall be subject to and conditioned upon compliance with the provisions of applicable federal

Laws, including, without limitation, the provisions of 12 U.S.C. § 1828(k) and Part 359 of the FDIC’s regulations (12 C.F.R. Part 359), which provisions contain certain prohibitions and limitations on the making of certain indemnification payments by FDIC-insured depository institutions and their holding companies.
     2. Amendment to Section 6.15(b). Park and Vision Bancshares hereby further amend the Agreement by adding the following sentence to the end of Section 6.15(b) of the Agreement:
Notwithstanding the foregoing, Park and Vision Bancshares acknowledge and agree that payments in respect of the insurance coverage provided by any policies of directors’ and officers’ liability insurance obtained as contemplated by this Section 6.15(b) shall be subject to the limits of applicable federal Laws, including, without limitation, the provisions of 12 U.S. C. § 1828(k) and Part 359 of the FDIC’s regulations (12 C.F.R. Part 359).
     3. Capitalized Terms. All capitalized terms used and not defined in this Amendment shall have the meanings ascribed to such terms in the Agreement.
     4. No Other Amendment. Except as explicitly set forth in this Amendment, the terms and provisions of the Agreement shall remain in full force and effect in accordance with the terms thereof.
     5. Governing Law. This Amendment shall be governed by, and construed and interpreted in accordance with, the Laws of the State of Ohio applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of federal Laws are applicable).
     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed in counterparts by their duly authorized officers, all as of the day and year first written above.

PARK NATIONAL CORPORATION

By:	/s/ C. Daniel DeLawder

C. Daniel DeLawder
Chairman of the Board and Chief
Executive Officer

VISION BANCSHARES, INC.

By:	/s/ J. Daniel Sizemore

J. Daniel Sizemore
Chairman of the Board and Chief
Executive Officer